Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

CANNAVEST CORP.

CannaVEST Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. The name of the corporation is CannaVEST Corp.

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 26, 2013.

3. The Corporation’s Certificate of Incorporation is hereby amended by restating Article I thereof to provide as follows:

“ARTICLE I.

The name of the corporation is CV Sciences, Inc.”

4. This Certificate of Amendment has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the President of the Corporation this 4th day of January, 2016.

CANNAVEST CORP.

By: /s/ Michael Mona, Jr.

Michael Mona, Jr., President